Exhibit 99.1

Contact:   Michael R. Sand,
                  President & CEO
                  Dean J. Brydon, CFO
  (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp EPS Increases 100% to $0.20 for Third Fiscal Quarter of 2014
Increases Cash Dividend 25% to $0.05 Per Share

HOQUIAM, WA – July 22, 2014 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income to common shareholders of $1.43 million, or $0.20 per diluted common share for the quarter ended June 30, 2014.  This compares to net income to common shareholders of $1.16 million, or $0.16 per diluted common share, for the quarter ended March 31, 2014, and net income to common shareholders of $678,000, or $0.10 per diluted common share, for the quarter ended June 30, 2013.  In the first nine months of fiscal 2014, Timberland’s net income to common shareholders was $4.00 million, or $0.57 per diluted common share, compared to $3.32 million, or $0.48 per diluted common share, for the first nine months of fiscal 2013.

Timberland’s Board of Directors also declared an increased quarterly cash dividend to common shareholders of $0.05 per common share payable on August 28, 2014 to shareholders of record on August 14, 2014.

“Although we continue to operate in a difficult interest rate environment we are pleased to report a significant increase in net income year over year and to announce a 25% increase in the dividend to our shareholders,” stated Michael R. Sand, President and Chief Executive Officer.  “During the quarter we continued to see positive trends in our financial metrics as we focused on the generation of variable rate assets in anticipation of a changing interest rate environment.  The $9 million increase in loans originated compared to the prior quarter included $5 million in C&I credits which, along with shorter duration construction loans, we are continuing to emphasize.”

Fiscal Second Quarter 2014 Highlights (at or for the period ended June 30, 2014):

•	Earnings per diluted common share for the current quarter increased 100% to $0.20 from $0.10 for the comparable quarter one year ago and increased 25% from $0.16 for the preceding quarter;
•	Earnings per diluted common share for the first nine months of fiscal 2014 increased 19% to $0.57 from $0.48 for the first nine months of fiscal 2013;
•	Declared a quarterly cash dividend of $0.05 per common share;
•	Net interest margin for the current quarter increased to 3.86% from 3.85% for the preceding quarter;
•	Non-performing assets decreased 17% year-over-year and 9% from the prior quarter;
•	OREO and other repossessed assets decreased 27% year-over-year and 15% from the prior quarter;
•	Net charge-offs decreased 88% to $186,000 for the current quarter from $1.57 million for comparable quarter one year ago; and
•	Book value and tangible book value per common share increased to $11.54 and $10.74, respectively at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 14.87% and a Tier 1 leverage capital ratio of 10.62% at June 30, 2014.

Reflecting continued improvement in asset quality, no provision for loan losses was required for the quarter ended June 30, 2014, compared to $1.39 million in the comparable quarter one year ago.  The Bank had net charge-offs of $186,000 during the

Timberland Fiscal Q3 Earnings
July 22, 2014

current quarter, compared to a net recovery of $4,000 for the preceding quarter and net charge-offs of $1.57 million for the comparable quarter one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 10% to $13.3 million at June 30, 2014, from $14.7 million at March 31, 2014, and decreased 3% from $13.6 million one year ago.  The non-performing assets to total assets ratio improved to 3.38% at June 30, 2014, from 3.69% three months earlier and 4.04% one year ago.

Non-accrual loans decreased 4% to $12.1 million at June 30, 2014, from $12.6 million at March 31, 2014, and increased 2% from $11.8 million at June 30, 2013.  The non-accrual loans at June 30, 2014, were comprised of 45 loans and 36 credit relationships.  By dollar amount per category: 43% are secured by residential properties; 43% are secured by land; and 14% are secured by commercial properties.

Other real estate owned (“OREO”) and other repossessed assets decreased 15% to $11.2 million at June 30, 2014, from $13.2 million at March 31, 2013, and decreased 27% from $15.3 million at June 30, 2013.  At June 30, 2014, the OREO portfolio consisted of 50 individual properties.  The properties consisted of 26 land parcels totaling $4.2 million, 18 one-to four-family homes totaling $3.6 million, five commercial real estate properties totaling $3.2 million, and one multi-family property of $142,000.  During the quarter ended June 30, 2014, eight OREO properties totaling $2.4 million were sold for a net gain of $43,000.

Balance Sheet Management

Total assets decreased by $4.8 million to $727.6 million at June 30, 2014, from $732.4 million at March 31, 2014.  The decrease in total assets was primarily due to a $5.7 million decrease in total deposits, which reduced the amount of assets held in overnight liquidity.

Liquidity measured by cash and cash equivalents, CDs held for investment and available for sale investments as a percentage of total liabilities was 15.4% at June 30, 2014, compared to 16.0% at March 31, 2014, and 17.7% one year ago.

Net loans receivable increased $3.0 million to $557.7 million at June 30, 2014, from $554.7 million at March 31, 2014.  The increase was primarily due to a $4.9 million increase in commercial business loan balances and a $1.8 million increase in construction and land development loan balances.  These increases were partially offset by a $1.2 million decrease in land loan balances, a $900,000 decrease in one-to four-family loan balances, a $672,000 decrease in consumer loan balances and a $991,000 increase in the undisbursed portion of construction loans in process.

Timberland Fiscal Q3 Earnings
July 22, 2014

LOAN PORTFOLIO
	June 30, 2014		March 31, 2014		June 30, 2013
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$100,085	17%	$100,985	17%	$104,784	18%
Multi-family	47,077	8	47,206	8	48,781	8
Commercial	299,707	51	299,791	51	290,240	51
Construction and land
development	53,695	9	51,852	9	38,916	7
Land	28,442	5	29,593	5	31,673	6
Total mortgage loans	529,006	90	529,427	90	514,394	90

Consumer Loans:
Home equity and second
mortgage	31,832	5	32,120	5	31,936	6
Other	5,229	1	5,613	1	6,013	1
Total consumer loans	37,061	6	37,733	6	37,949	7

Commercial business loans	25,341	4	20,460	4	19,557	3
Total loans	591,408	100%	587,620	100%	571,900	100%
Less:
Undisbursed portion of
construction loans in
process	(21,463)		(20,472)		(13,816)
Deferred loan origination
fees	(1,687)		(1,707)		(1,670)
Allowance for loan losses	(10,563)		(10,749)		(11,126)
Total loans receivable, net	$557,695		$554,692		$545,288

CONSTRUCTION LOAN COMPOSITION
	June 30, 2014		March 31, 2014		June 30, 2013
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$48,212	8%	$47,365	8%	$33,502	6%
Speculative one- to four-
family	2,307	--	2,054	--	1,020	--
Commercial real estate	2,736	1	1,993	1	3,589	1
Multi-family (including
condominium)	440	--	440	--	289	--
Land development	--	--	--	--	516	--
Total construction loans	$53,695	9%	$51,852	9%	$38,916	7%

Timberland originated $40.5 million in loans during the quarter ended June 30, 2014, compared to $31.9 million for the preceding quarter and $54.7 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended June 30, 2014, $7.8 million fixed-rate one-to four-family mortgage loans were sold compared to $5.2 million for the preceding quarter and $21.5 million for the comparable quarter ended one year ago.

Timberland Fiscal Q3 Earnings
July 22, 2014

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $157,000 during the quarter to $8.3 million at June 30, 2014, from $8.5 million at March 31, 2014, primarily due to prepayments and scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2014		March 31, 2014		June 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$92,995	15%	$95,607	16%	$83,043	14%
N.O.W. checking	157,303	26	160,049	26	152,675	26
Savings	93,728	16	92,537	15	93,161	16
Money market	94,363	16	94,543	16	85,703	14
Certificates of deposit under $100	97,917	16	101,413	17	114,113	19
Certificates of deposit $100 and over	59,134	10	59,034	10	66,179	11
Certificates of deposit – brokered	3,192	1	1,191	--	1,190	--
Total deposits	$598,632	100%	$604,374	100%	$596,064	100%

Total deposits decreased $5.7 million to $598.6 million at June 30, 2014, from $604.4 million at March 31, 2014, primarily as a result of a $2.7 million decrease in N.O.W. checking account balances, a $2.6 million decrease in non-interest bearing account balances and a $1.4 million decrease in certificates of deposit account balances.  These decreases were partially offset by a $1.2 million increase in savings account balances.

Total shareholders’ equity increased $1.31 million to $81.33 million at June 30, 2014, from $80.02 million at March 31, 2014.  The increase in shareholders’ equity was primarily due to net income of $1.43 million for the quarter, which was partially offset by dividend payments of $282,000 to common shareholders.  Book value per common share increased to $11.54 and tangible book value per common share increased to $10.74 at June 30, 2014.

Operating Results

Fiscal third quarter operating revenue [net interest income before provision for loan losses, plus non-interest income excluding OTTI charges / recoveries, gains or losses on sale of investments, valuation allowances or recoveries on mortgage servicing rights (“MSRs”)], increased 2% to $8.56 million from $8.39 million for the preceding quarter and decreased 4% from $8.87 million for the comparable quarter one year ago.  The increase in revenue compared to the preceding quarter was primarily a result of an increase in non-interest income. Operating revenue decreased 4% to $25.61 million for the first nine months of fiscal 2014 from $26.76 million for the comparable period one year ago, primarily due to a decrease in gain on sale of loans.

Net interest income decreased slightly to $6.43 million for the quarter ended June 30, 2014, from $6.44 million for the preceding quarter and from $6.50 million for the comparable quarter one year ago.  The net interest margin for the current quarter increased to 3.86% from 3.85% for the preceding quarter and decreased from 3.88% for the comparable quarter one year ago. For the first nine months of fiscal 2014, net interest income remained level with the first nine months of fiscal 2013 at $19.33 million. Timberland’s net interest margin was 3.83% for the first nine months of fiscal 2014 and 2013.

Non-interest income increased 5% to $2.12 million for the quarter ended June 30, 2014, from $2.01 million in the preceding quarter and decreased 11% from $2.37 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $69,000 increase in gain on sale of loans, a $38,000 increase in service charges on deposits and a $38,000 increase in ATM and debit card interchange transaction fees.  Fiscal year-to-date non-interest income decreased 4% to $6.32 million from $7.87 million for the first nine months of fiscal 2013.  The decrease was primarily due to a decrease in gain on sale of loans and a decrease in the valuation recovery on MSRs.

Total operating (non-interest) expenses decreased 5% to $6.43 million for the third fiscal quarter from $6.75 million for the preceding quarter and increased 3% from $6.24 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of a $157,000 decrease in OREO and other repossessed assets expense and a $151,000 decrease in ATM and debit card processing expense.  The decrease in OREO related expense was primarily due to a lower level of fair value write-downs of properties compared to the preceding quarter.  The decrease in ATM and debit card processing expense was primarily related to conversion related expenses from the

Timberland Fiscal Q3 Earnings
July 22, 2014

Company’s recent technology investment to upgrade its electronic funds transfer (“EFT”) platform, which resulted in higher costs for the quarter ended March 31, 2014.  Fiscal year-to-date operating expenses increased 3% to $19.43 million from $18.80 million for the first nine months of fiscal 2013.

The provision for income taxes increased $148,000 to $685,000 for the quarter ended June 30, 2014, from $537,000 for the preceding quarter, primarily due to higher income before income taxes.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q3 Earnings
July 22, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2014	2014	2013
Interest and dividend income
Loans receivable	$7,238	$7,255	$7,422
MBS and other investments	66	64	69
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	6	6	5
Interest bearing deposits in banks	87	87	79
Total interest and dividend income	7,397	7,412	7,575

Interest expense
Deposits	498	514	609
FHLB advances	466	461	467
Total interest expense	964	975	1,076
Net interest income	6,433	6,437	6,499

Provision for loan losses	--	--	1,385
Net interest income after provision for loan losses	6,433	6,437	5,114

Non-interest income
Recovery (Other than temporary impairment “OTTI”) on MBS
and other investments, net	(9)	89	(3)
Loss on sale of MBS and other investments, net	--	(32)	--
Service charges on deposits	921	883	882
Gain on sale of loans, net	241	172	579
Bank owned life insurance (“BOLI”) net earnings	134	143	144
ATM and debit card interchange transaction fees	611	573	526
Other	218	185	244
Total non-interest income, net	2,116	2,013	2,372

Non-interest expense
Salaries and employee benefits	3,325	3,434	3,176
Premises and equipment	754	647	739
Advertising	187	172	184
OREO and other repossessed assets, net	240	397	313
ATM and debit card processing	207	358	219
Postage and courier	122	110	107
Amortization of core deposit intangible (“CDI”)	29	29	33
State and local taxes	123	121	170
Professional fees	196	211	202
FDIC insurance	158	160	157
Other insurance	34	40	39
Loan administration and foreclosure	129	138	91
Data processing and telecommunications	399	329	319
Deposit operations	146	225	157
Other	381	383	331
Total non-interest expense	6,430	6,754	6,237

(Statement continued on following page)

Timberland Fiscal Q3 Earnings
July 22, 2014

	Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Income before income taxes	$2,119	$1,696	$1,249
Provision for income taxes	685	537	373
Net income	1,434	1,159	876

Preferred stock dividends	--	--	(151)
Preferred stock discount accretion	--	--	(47)
Net income to common shareholders	$ 1,434	$ 1,159	$678

Net income per common share:
Basic	$0.21	$0.17	$0.10
Diluted	0.20	0.16	0.10

Weighted average common shares outstanding:
Basic	6,857,149	6,856,633	6,818,782
Diluted	7,033,713	7,033,979	6,902,497

Timberland Fiscal Q3 Earnings
July 22, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2014	2013
Interest and dividend income
Loans receivable	$21,811	$22,231
MBS and other investments	190	216
Dividends from mutual funds and FHLB stock	21	22
Interest bearing deposits in banks	268	247
Total interest and dividend income	22,290	22,716

Interest expense
Deposits	1,562	1,987
FHLB advances and other borrowings	1,399	1,399
Total interest expense	2,961	3,386
Net interest income	19,329	19,330

Provision for loan losses	--	2,760
Net interest income after provision for loan losses	19,329	16,570

Non-interest income
Recovery (OTTI) on MBS and other investments, net	78	(39)
Loss on sale of MBS and other investments, net	(32)	--
Service charges on deposits	2,795	2,657
Gain on sale of loans, net	714	2,054
BOLI net earnings	392	431
Valuation recovery on MSRs	--	475
ATM and debit card interchange transaction fees	1,769	1,562
Other	608	725
Total non-interest income, net	6,324	7,865

Non-interest expense
Salaries and employee benefits	10,138	9,376
Premises and equipment	2,094	2,154
Advertising	537	533
OREO and other repossessed assets, net	795	1,107
ATM and debit card processing	791	636
Postage and courier	329	342
Amortization of CDI	87	98
State and local taxes	361	466
Professional fees	590	636
FDIC insurance	479	526
Other insurance	113	133
Loan administration and foreclosure	377	278
Data processing and telecommunications	1,058	911
Deposit operations	569	450
Other	1,107	1,152
Total non-interest expense	19,425	18,798

(Statement continued on following page)

Timberland Fiscal Q3 Earnings
July 22, 2014

	Nine Months Ended
	June 30,	June 30,
	2014	2013
Income before income taxes	$6,228	$5,637
Provision for income taxes	2,024	1,774
Net income	4,204	3,863

Preferred stock dividends	(136)	(559)
Preferred stock discount accretion	(70)	(236)
Discount on redemption of preferred stock	--	255
Net income to common shareholders	$3,998	$3,323

Net income per common share:
Basic	$0.58	$0.49
Diluted	0.57	0.48

Weighted average common shares outstanding:
Basic	6,855,811	6,816,772
Diluted	7,015,155	6,870,751

Timberland Fiscal Q3 Earnings
July 22, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2014	2014	2013
Assets
Cash and due from financial institutions	$ 13,500	$ 11,437	$ 10,757
Interest-bearing deposits in banks	50,467	58,804	71,788
Total cash and cash equivalents	63,967	70,241	82,545

Certificates of deposit (“CDs”) held for investment, at cost	32,336	31,385	26,749
MBS and other investments:
Held to maturity, at amortized cost	5,417	5,511	2,892
Available for sale, at fair value	2,928	2,991	4,370
FHLB stock	5,299	5,351	5,502

Loans receivable	566,757	564,109	553,981
Loans held for sale	1,501	1,332	2,433
Less: Allowance for loan losses	(10,563)	(10,749)	(11,126)
Net loans receivable	557,695	554,692	545,288

Premises and equipment, net	17,867	17,785	18,043
OREO and other repossessed assets, net	11,172	13,208	15,314
BOLI	17,494	17,361	16,956
Accrued interest receivable	1,922	2,003	2,015
Goodwill	5,650	5,650	5,650
Core deposit intangible	32	61	151
Mortgage servicing rights, net	1,812	1,958	2,333
Other assets	4,040	4,220	4,967
Total assets	$727,631	$732,417	$732,775

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 92,995	$ 95,607	$ 83,043
Deposits: Interest-bearing	505,637	508,767	513,021
Total deposits	598,632	604,374	596,064

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,669	3,019	2,477
Total liabilities	646,301	652,393	643,541
Shareholders’ equity
Fixed Rate Cumulative Preferred stock, Series A, $.01 par value; 1,000,000 shares authorized; redeemable at $1,000 per share; 12,065 shares issued and outstanding – June 30, 2013	--	--	11,889
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding – June 30, 2013 7,045,936 shares issued and outstanding – March 31, 2014 and June 30, 2014	10,710	10,663	10,551
Unearned shares- Employee Stock Ownership Plan	(1,256)	(1,322)	(1,521)
Retained earnings	72,240	71,088	68,665
Accumulated other comprehensive loss	(364)	(405)	(350)
Total shareholders’ equity	81,330	80,024	89,234
Total liabilities and shareholders’ equity	$727,631	$732,417	$732,775

Timberland Fiscal Q3 Earnings
July 22, 2014

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2014	2014	2013
PERFORMANCE RATIOS:
Return on average assets (a)	0.79%	0.63%	0.47%
Return on average equity (a)	7.12%	5.83%	3.94%
Net interest margin (a)	3.86%	3.85%	3.88%
Efficiency ratio	75.21%	79.93%	70.31%

	Nine Months Ended
	June 30,		June 30,
	2014		2013
PERFORMANCE RATIOS:
Return on average assets (a)	0.76%		0.70%
Return on average equity (a)	6.76%		5.69%
Net interest margin (a)	3.83%		3.83%
Efficiency ratio	75.72%		69.12%
	As of or for Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$12,087	$12,649	$11,828
Loans past due 90 days and still accruing	150	--	157
Non-performing investment securities	1,162	1,204	2,327
OREO and other repossessed assets	11,172	13,208	15,314
Total non-performing assets (b)	$24,571	$27,061	$29,626

Non-performing assets to total assets (b)	3.38%	3.69%	4.04%
Net charge-offs (recoveries) during quarter	$ 186	$ (4)	$ 1,572
Allowance for loan losses to non-accrual loans	87%	85%	94%
Allowance for loan losses to loans receivable (c)	1.86%	1.90%	2.00%
Troubled debt restructured loans on accrual status (d)	$16,524	$17,284	$ 18,958

CAPITAL RATIOS:
Tier 1 leverage capital	10.62%	10.40%	11.55%
Tier 1 risk based capital	13.61%	13.38%	15.15%
Total risk based capital	14.87%	14.64%	16.41%
Tangible capital to tangible assets (e)	10.48%	10.23%	11.48%

BOOK VALUES:
Book value per common share	$ 11.54	$ 11.36	$ 10.98
Tangible book value per common share (e)	10.74	10.55	10.16

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $2,915, $2,812 and $2,491 reported as non-accrual loans at June 30, 2014, March 31, 2014 and June 30, 2013, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q3 Earnings
July 22, 2014

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	June 30,	March 31,	June 30,
	2014	2014	2013

Average total loans	$566,887	$568,448	$557,234
Average total interest-bearing assets (a)	666,646	668,628	670,242
Average total assets	729,646	732,513	737,787
Average total interest-bearing deposits	503,834	505,756	516,559
Average FHLB advances and other borrowings	45,000	45,000	45,162
Average shareholders’ equity	80,600	79,497	88,935

	Nine Months Ended
	June 30,		June 30,
	2014		2013

Average total loans	$565,990		$556,014
Average total assets	673,163		673,155
Average total interest-bearing deposits	735,275		738,817
Average FHLB advances and other borrowings	507,892		518,235
Average shareholders’ equity	45,000		45,470
	82,950		90,566

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(a)  Includes loans and MBS on non-accrual status